EXHIBIT 99.1


Sacramento, CA - January 20, 2004--American River Holdings (Nasdaq: AMRB), announced record financial results for the year ended December 31, 2003. Net income increased to $4,741,000 ($1.10 diluted earnings per share), marking the highest earnings in the history of American River Holdings, and a 6.3% increase from the $4,459,000 ($1.05 diluted earnings per share) reported for 2002. Total assets were $397,393,000, up 16.0% from the $342,563,000 at December 31, 2002.

When comparing the year ended December 31, 2003 to the same period in 2002, net interest income grew by 11.9% to $16,866,000 from $15,073,000. Noninterest income decreased slightly to $2,253,000 from $2,323,000 in 2002. The decrease in noninterest income was related to a $74,000 decrease in fees from brokering equipment leases. Noninterest expense increased to $10,372,000 from $9,389,000 recorded in 2002. The increase in overhead was centered in three areas: human resource costs, professional fees and other operating expenses. The increase in human resources was $640,000 and included normal raises, higher incentives, new hires and higher commissions for mortgage originations, workers compensation and health insurance. The professional fees were up $74,000 resulting from legal fees related to compliance with Sarbanes Oxley, merging subsidiary companies, as well as, a variety of normal legal matters. Other operating expenses were up $290,000 including increases in directors' expenses, lease servicing fees and increases in operating losses (the operating losses were only $8,000 for 2003; 2002 included a recovery of $80,000 in losses originally recorded in 2001). The 2003 provision for loan and lease losses increased $302,000 to $946,000, compared to $644,000 in 2002. The allowance for loan and lease losses at December 31, 2003 was $3,949,000.

Return on average assets for 2003 was 1.31%, compared to 1.44% in 2002. Return on average equity for the year ended December 31, 2003 was 14.17% compared to 15.11% in 2002 and the efficiency ratio was 53.77% compared to 53.47%. Credit quality remained strong; net chargeoffs for the year were 0.08% of average loans and leases. The allowance for loan and lease losses was 1.48% of total loans and leases, while non-performing loans and leases were just 0.07% of ending loans and leases.

Loans and deposits increased significantly during 2003. Net loans grew 14.6% from $229,008,000 at December 31, 2002 to $262,464,000 at December 31, 2003.
Total deposits were up $46.7 million (or 16.9%), from $275,796,000 at December 31, 2002 to $322,507,000 at December 31, 2003. Noninterest bearing deposits increased 24.8% from $81,974,000 at December 31, 2002 to $102,308,000 at
December 31, 2003. "We are proud of the great relationships we have with our depositors and borrowers and the new relationships that our team fostered in 2003. These relationships led to the 15% growth in loans and 17% increase in deposits," said David Taber, President and CEO of American River Holdings.

The Company achieved its eightieth consecutive profitable quarter. Net income for the quarter was $1,129,000 compared to the $1,271,000 recorded in the fourth quarter of 2002. Net interest income was $4,244,000 compared to $4,047,000 in the same quarter in 2002. Noninterest income for the fourth quarter was $517,000 compared to $660,000 in the same period during the previous year. For the quarter, noninterest expense increased from $2,472,000 to $2,670,000. The return on average assets for the fourth quarter was 1.16%, which is a decrease from the 1.48% recorded for the previous year. Return on average equity also decreased to 12.88% from the 16.21% recorded for the fourth quarter in 2002. The efficiency ratio for the fourth quarter was 55.54%, an increase from the 52.07% recorded during the same period in 2002.

American River Bank increased assets, deposits and loans for the year ended December 31, 2003. Assets were up 12.1% to $318,201,000 from the $283,867,000 recorded at December 31, 2002.



Page 4 of 7 Pages

Deposits increased to $250,613,000 up 12.3% from the $223,152,000 recorded at the end of the fourth quarter in 2002. Loans increased to $208,769,000 (12.9%) from the $184,929,000 recorded at December 31, 2002.

North Coast Bank, now a division of American River Bank following their consolidation at the close of business on December 31, 2003, also had significant increases in assets, deposits and loans. At December 31, 2003, assets were up 25.4% to $78,477,000 from the $62,606,000 recorded at December 31, 2002. Deposits increased by 36.4% to $72,485,000 at December 31, 2003 from the $53,151,000 recorded at December 31, 2002. Loans increased to $53,695,000, up 21.8% from the $44,079,000 recorded at December 31, 2002.

American River Holdings is a financial services company and the parent company of American River Bank, a community business bank that operates a family of financial service providers. These providers include: American River Bank, with offices in Sacramento and Placer Counties; North Coast Bank, with offices in Sonoma County and first source capital, a lease financing company based in Sacramento.

Related websites include www.amrb.com, www.americanriverbank.net, www.northcoastbank.com and www.firstsourcecapital.com

Unaudited financial statements are attached. Historical earnings per share have been adjusted for a 3 for 2 stock split in 2003 and a 5% stock dividend in 2002.

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2002.



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

AMERICAN RIVER HOLDINGS                                       FINANACIAL SUMMARY
CONSOLIDATED BALANCE SHEET                                        (unaudited)

                                                          December 31     December 31
          ASSETS                                             2003            2002
                                                         ------------    ------------
Cash and due from banks                                  $ 29,797,000    $ 25,899,000
Federal funds sold                                                 --              --
Interest-bearing deposits in banks                          4,650,000       5,938,000
Investment securities                                      91,392,000      75,623,000
Loans and leases, net                                     262,464,000     229,008,000
Bank premises and equipment                                 1,505,000       1,665,000
Accounts receivable servicing receivable, net               1,778,000       1,396,000
Accrued interest and other assets                           5,807,000       3,034,000
                                                         ------------    ------------
                                                         $397,393,000    $342,563,000
                                                         ============    ============
   LIABILITIES & EQUITY

Noninterest bearing deposits                             $102,308,000    $ 81,974,000
Interest checking, money market & savings                 148,578,000     121,436,000
Time deposits                                              71,621,000      72,386,000
                                                         ------------    ------------
   Total deposits                                         322,507,000     275,796,000
                                                         ------------    ------------
Short-term borrowings                                      34,600,000      30,550,000
Long-term debt                                              1,942,000       1,992,000
Accrued interest and other liabilities                      2,887,000       2,499,000
                                                         ------------    ------------
   Total liabilities                                      361,936,000     310,837,000

Total equity                                               35,457,000      31,726,000
                                                         ------------    ------------
                                                         $397,393,000    $342,563,000
                                                         ============    ============

Nonperforming loans and leases to total loans and                0.07%           0.09%
   leases
Net chargeoffs to average loans and leases                       0.08%           0.03%
Allowance for loan and lease losses to total loans and           1.48%           1.38%
   leases

CONSOLIDATED STATEMENT OF INCOME
           (UNAUDITED)
                                                    FOURTH         FOURTH          FOR THE YEAR ENDED
                                                   QUARTER        QUARTER              DECEMBER 31
                                                     2003           2002           2003           2002
                                                 -----------    -----------    -----------    -----------
Interest income                                  $ 4,943,000    $ 4,902,000    $19,768,000    $18,585,000
Interest expense                                     699,000        855,000      2,902,000      3,512,000
                                                 -----------    -----------    -----------    -----------
Net interest income                                4,244,000      4,047,000     16,866,000     15,073,000
Provision for loan and lease losses                  282,000        150,000        946,000        644,000
Total noninterest income                             517,000        660,000      2,253,000      2,323,000
Total noninterest expense                          2,670,000      2,472,000     10,372,000      9,389,000
                                                 -----------    -----------    -----------    -----------
Income before taxes                                1,809,000      2,085,000      7,801,000      7,363,000
Income taxes                                         680,000        814,000      3,060,000      2,904,000
                                                 -----------    -----------    -----------    -----------
Net income                                       $ 1,129,000    $ 1,271,000    $ 4,741,000    $ 4,459,000
                                                 ===========    ===========    ===========    ===========

Basic earnings per share                         $      0.28    $      0.32    $      1.19    $      1.13
Diluted earnings per share                              0.26           0.30           1.10           1.05
Net interest margin as a percentage                     4.83%          5.14%          5.10%          5.43%
----------------------------------------------------------------------------------------------------------
Operating Ratios:
   Return on average assets                             1.16%          1.48%          1.31%          1.44%
   Return on average equity                            12.88%         16.21%         14.17%         15.11%
   Efficiency ratio (fully taxable equivalent)         55.54%         52.07%         53.77%         53.47%
----------------------------------------------------------------------------------------------------------

Earnings per share have been adjusted for a 3 for 2 split in 2003 and a 5% stock dividend in 2002.


Page 6 of 7 Pages

CONSOLIDATED STATEMENT OF INCOME                    FOURTH         THIRD          SECOND         FIRST
Trailing Four Quarters                             QUARTER        QUARTER        QUARTER        QUARTER
(Unaudited)                                          2003           2003           2003           2003
                                                 -----------    -----------    -----------    -----------
Interest income                                  $ 4,943,000    $ 4,953,000    $ 5,062,000    $ 4,810,000

Interest expense                                     699,000        687,000        763,000        753,000
                                                 -----------    -----------    -----------    -----------

Net interest income                                4,244,000      4,266,000      4,299,000      4,057,000

Provision for loan and lease losses                  282,000        252,000        223,000        189,000

Total noninterest income                             517,000        645,000        565,000        526,000

Total noninterest expense                          2,670,000      2,587,000      2,456,000      2,659,000
                                                 -----------    -----------    -----------    -----------

Income before taxes                                1,809,000      2,072,000      2,185,000      1,735,000

Income taxes                                         680,000        812,000        882,000        686,000
                                                 -----------    -----------    -----------    -----------

Net income                                       $ 1,129,000    $ 1,260,000    $ 1,303,000    $ 1,049,000
                                                 ===========    ===========    ===========    ===========


Basic earnings per share                         $      0.28    $      0.32    $      0.33    $      0.27

Diluted earnings per share                              0.26           0.29           0.30           0.25

Net interest margin as a percentage                     4.83%          5.11%          5.28%          5.25%

----------------------------------------------------------------------------------------------------------
Quarterly Operating Ratios:

   Return on average assets                             1.16%          1.37%          1.46%          1.24%

   Return on average equity                            12.88%         14.84%         15.69%         13.29%

   Efficiency ratio (fully taxable equivalent)         55.54%         52.23%         50.07%         57.52%
----------------------------------------------------------------------------------------------------------


Earnings per share have been adjusted for a 3 for 2 split in 2003



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